UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2005

Viva International, Inc.

(Exact name of Registrant as specified in charter)

Nevada	0-30440	22-3537927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

954 Business Park Drive, Traverse City, MI	49686
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (231) 946-4343

Item 1.01 Entry into a Material Definitive Agreement

On October 7, 2005, Viva International, Inc. executed an irrevocable letter of intent and an addendum to the letter of intent to acquire 100% of RegionsAir, Inc. a privately held Tennessee corporation. Under the terms of the irrevocable letter of intent, Viva International, Inc. will acquire 100% of the outstanding common shares and equity of any kind in exchange for a $6 million convertible debenture to be issued to the existing owners (sellers) of RegionsAir, Inc. As additional consideration to facilitate the acquisition, 5 million warrants are to be offered to the sellers that will be exercisable over a period of up to 5 years.

The convertible debenture as well as the warrants are being prepared and will be subject to whatever registrations, offerings, or other form of documentation as may be necessary with the Securities and Exchange Commission and/or any other applicable authority.

RegionsAir, Inc. of Smyrna, Tennessee is a regional air carrier providing air service to 11 area cities in Missouri, Iowa, Illinois, Indiana, Kentucky and Tennessee from a hub in St. Louis.

Under the letter of intent, closing as of October 15, 2005 has been anticipated. Pursuant to the closing, a definitive agreement evidencing the transaction will be exchanged and executed.

Upon completion of the transaction as per the irrevocable letter of intent, RegionsAir, Inc. will become a wholly owned subsidiary of Viva International, Inc.

Prior to the entering into the definitive material agreement described above, there were no material relationships between the registrant or its affiliates and any of the parties to this agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 Viva International, Inc. irrevocable letter of intent to RegionsAir, Inc. dated September 8, 2005 and accepted by Owners of RegionsAir, Inc. (sellers) and accepted by Viva International, Inc. as of October 7, 2005.

10.2 Viva International, Inc. addendum to letter of intent of RegionsAir, Inc. dated September 25, 2005 and accepted by Owners of RegionsAir, Inc. (sellers) as of September 30, 2005 and accepted by Viva International, Inc. as of October 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 11, 2005

Viva International, Inc.

By: /s/ Robert Scott
Robert Scott, Chairman of the Board
Chief Financial Officer